Exhibit 5.5

CONSENT OF AUSENCO ENGINEERING CANADA ULC

Vizsla Silver Corp.

Ausenco Engineering Canada ULC ("Ausenco") hereby consents to (i) the references to, and the information derived from in the technical report entitled "Updated Mineral Resource Estimate and Preliminary Economic Assessment for the Panuco Ag-Au-Pb-Zn Project, Sinaloa State, Mexico" with a report date of February 20, 2025 and an effective date of September 9, 2024, that we supervised the preparation of and/or that was reviewed and approved by us, and to (ii) the references to the Ausenco's name under the caption "Interests of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Vizsla Silver Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

Signature of Authorized Person for Ausenco Engineering Canada ULC Steven Klohn Print name of Authorized Person for Ausenco Engineering Canada ULC

Date: April 1, 2025